Exhibit 5.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234
Fax: +1.213.891.8763 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
September 15, 2010	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Kilroy Realty Corporation

Kilroy Realty, L.P.

12200 W. Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Re:	Kilroy Realty Corporation and Kilroy Realty, L.P.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Kilroy Realty, L.P., a Delaware limited partnership (the “Company”), and Kilroy Realty Corporation, a Maryland corporation (the “Guarantor”), in connection with the issuance by the Company of one or more series of debt securities (the “Debt Securities”) and the guarantees of the Debt Securities (the “Guarantees”) by the Guarantor, under one or more indentures and one or more supplements thereto (each an “Indenture,” and collectively, the “Indentures”), by and among the Company, the Guarantor, and a trustee, as trustee (each a “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 19, 2008, as amended by Post-Effective Amendment No. 1 filed with the Commission on September 15, 2010 (the “Registration Statement”), which includes the form of prospectus (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Debt Securities and the Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the

September 15, 2010

state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the applicable Indenture has been duly authorized, executed and delivered by the Company, the Guarantor and the Trustee, and when the specific terms of a particular Debt Security have been duly established in accordance with the terms of the applicable Indenture and authorized by all necessary limited partnership action of the Company, and such Debt Security has been duly executed, authenticated, issued and delivered against payment therefore, and when the applicable Indenture had been duly authorized by all necessary corporate action of the Guarantor, and the Guarantees of such Debt Security have been duly executed, issued and delivered, in each case in accordance with the applicable Indenture and in the manner contemplated by the Registration Statement and/or the applicable Prospectus and by such limited partnership and corporate action, such Debt Security and Guarantees will be legally valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor in accordance with their respective terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in the Indentures, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Security, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety, (g) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, and (h) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that each Indenture, the Debt Securities, and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

September 15, 2010

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP